For Immediate Release
Contact:  Gail A. Gerono
412 787-6795

CALGON CARBON AWARDED SAN FRANCISCO UV CONTRACT

Pittsburgh, PA – January 6, 2009 – Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded a contract by PCL Civil Constructors, Inc. to supply Sentinel® UV Disinfection Systems (UV systems) at the City of San Francisco’s Tesla Portal drinking water plant. The contract is valued at $5.0 million.

Twelve Sentinel® Chevron 48 reactors (Chevron 48), scheduled to be installed beginning in early 2010, will treat up to 320 million gallons of drinking water per day.   The Chevron 48, which is Calgon Carbon’s latest addition to its Sentinel® product line, can treat up to 45 million gallons of water per day.  The company’s ongoing product advancements support San Francisco’s goal to provide safe drinking water to its customers and to comply with federal regulations for the control of Cryptosporidium, Giardia, and other waterborne organisms.

Earlier in 2008, the company was awarded contracts to supply a total of 14 Sentinel® UV Disinfection Systems for Singapore’s Johor River Water Treatment Works and Indianapolis’ White River Facility.  When installation of those systems is complete, they will have the capability of treating more than 350 million gallons of drinking water per day.

Commenting on this announcement, Jim Sullivan, Calgon Carbon’s vice president of UV Technologies said, “We are pleased that the City of San Francisco selected our newest Sentinel® design to meet their disinfection needs.  The commercialization of the Chevron 48 exemplifies our successful product development efforts in UV technology as well as our strong position in the growing, drinking water disinfection market worldwide.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

 The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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